Exhibit 99.2

REPRESENTATION PURSUANT TO INSTRUCTION 2 TO ITEM 8.A.4 OF FORM 20-F

February 10, 2025

VIA EDGAR

United States Securities and Exchange Commission

Division of Corporation Finance

100 F Street, N.E.

Washington, DC 20549

Re: Xdata Group

Amendment No. 1 to Draft Registration Statement on Form F-4

Submitted January 17, 2025

CIK No. 0002038688

Representation under Item 8.A.4 of Form 20-F (“Item 8.A.4”)

Ladies and Gentlemen:

Xdata Group, a foreign private issuer organized under the laws of the Cayman Islands (the “Company”), is making this representation in connection with the Company’s filing on the date hereof of its draft registration statement on Form F-4 (the “Draft Registration Statement”), relating to the business combination transaction (the “Business Combination”) contemplated by a business combination agreement dated September 12, 2024 by and among the Company, Alpha Star Acquisition Corporation, an exempted company incorporated with limited liability in the Cayman Islands, OU XDATA GROUP (“Target”), a company incorporated in Estonia, and Roman Elosvili, the sole shareholder of the Target.

The Draft Registration Statement includes (i) the Target’s audited consolidated financial statements as of and for the fiscal years ended December 31, 2023 and 2022, and (ii) the Target’s unaudited consolidated financial statements as of June 30, 2024 and for the six-month period ended June 30, 2024, and 2023.

Item 8.A.4 of Form 20-F states that in the case of a nonpublic company registering its initial public offering of securities, the registration statement must contain audited financial statements of a date not older than 12 months from the date of the offering unless a representation is made pursuant to Instruction 2 to Item 8.A.4. Each of the Company and Target is making this representation pursuant to Instruction 2 to Item 8.A.4, as amended and effective on November 5, 2018, which provides that a company may instead comply with the 15-month requirement “if the company is able to represent that it is not required to comply with the 12-month requirement in any other jurisdiction outside the United States and that complying with the 12-month requirement is impracticable or involves undue hardship.”

Each of the Company and the Target hereby represents that:

1.	The Company and the Target are not currently public reporting companies in any jurisdiction and are not required by any jurisdiction outside the United States to have audited financial statements as of a date not older than 12 months from the date of filing the Draft Registration Statement.

2.	Compliance with Item 8.A.4 at present is impracticable and involves undue hardship for the Company and the Target.

3.	It is anticipated that the Target’s audited financial statements for the fiscal year ended December 31, 2024 will not be available until March 2025.

4.	In no event will the Company and the Target seek effectiveness of its Registration Statement on Form F-4 if the Target’s audited financial statements are older than 15 months.

The Company and the Target, as co-registrant, are filing this representation as an exhibit to the Draft Registration Statement pursuant to Instruction 2 to Item 8.A.4.

Xdata Group

By:	/s/ Zhe Zhang
Name:	Zhe Zhang
Title:	Sole Director

OU XDATA GROUP

By:	/s/ Roman Eloshvili
Name:	Roman Eloshvili
Title:	Director